Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Equity Incentive Plan, 2014 Omnibus Incentive Plan, and 2014 Employee Stock Purchase Plan of Immune Design Corp. of our report dated April 24, 2014, except for paragraph 3 of Note 15, as to which the date is July 14, 2014, with respect to the financial statements of Immune Design Corp. included in the Registration Statement on Form S-1, as amended, (No. 333-196979) and related Prospectus of Immune Design Corp. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

July 28, 2014